Exhibit 99.1

FOR IMMEDIATE RELEASE

SONIC AUTOMOTIVE, INC. ANNOUNCES THIRD QUARTER RESULTS

CHARLOTTE, NC (October 28, 2003) – Sonic Automotive, Inc. (NYSE: SAH) today announced results for the third quarter of 2003.

Net income for the quarter ended September 30, 2003 was $17.5 million, or $0.41 per diluted share, compared to prior year results of $31.6 million, or $0.73 per diluted share. For the nine months ended September 30, 2003, net income was $57.7 million, or $1.37 per diluted share, compared to net income of $85.2 million, or $1.96 per diluted share, for the same period last year. Net income for the nine months ended September 30, 2003 includes a $5.6 million, or $0.14 per diluted share, after tax charge recorded in the first quarter as a cumulative effect of accounting change related to the Emerging Issues Task Force guidance on accounting for incentives and rebates.

During the third quarter of 2003, the Company issued $200 million of 8 5/8% senior subordinated notes due 2013. The proceeds of the offering were used to retire all outstanding 11% senior subordinated notes due in 2008. These transactions required a charge for the call premium, write-off of debt issuance cost and discount, and incremental interest costs for the 30-day call period on the 11% notes. The following schedule presents the effect of these items in both periods (dollars, except per share amounts, in millions):

	Third Quarter 2003		Third Quarter 2002
	Net Income	EPS	Net Income	EPS
(Loss) gain on early retirement of debt	$(8.9)	$(0.21)	$0.9	$0.02
Interest cost during 30-day call period on early retirement of debt	$(0.7)	$(0.02)

In commenting on the quarter, Mr. O. Bruton Smith, the Company’s Chairman and Chief Executive Officer, stated, “The third quarter did not continue our trend of improvement in profitability over the course of this year. The same store performance in our import and luxury branded dealerships outpaced the industry. However, our domestic branded dealerships, particularly Ford and Chrysler/Jeep/Dodge, sharply under performed resulting in lower overall results. We have developed action plans to address these dealerships and are moving aggressively to improve performance. Our forecasted earnings per diluted share is $2.20 to $2.25 (excluding the effects of the cumulative effect of change in accounting principle and the retirement of debt discussed above) for calendar year 2003. Additionally, we are forecasting earnings per diluted share of $2.65 to $2.85 for calendar year 2004. Our 2004 estimate does not include the effect of any unannounced acquisitions or additional share repurchases.”

Same Store Sales

On a same store basis, total revenues were up 1.2% for the quarter. New vehicle same store sales increased 2.9% for the quarter and used vehicle same store sales were down 3.0%. Same store parts, service and collision repair sales increased 3.6% for the quarter. Finance and insurance same store sales were down 3.7%. The same store parts, service and collision repair gross margin rate increased to 48.1% from 47.5% last year and contributed to a 4.8% growth in fixed operations gross profit. The overall same store gross margin rate declined to 14.8% from 15.3% last year due primarily to lower gross margin rates on new vehicles and a higher mix of new vehicle sales.

Jeffrey C. Rachor, the Company’s Chief Operating Officer, stated, “Our import and luxury branded dealerships continued to perform well as reflected by an 11% overall same store sales increase in the quarter. Our company-wide parts, service and collision repair business grew in both same store sales and gross margin rate. Our used vehicle product line was stable with decreased wholesale losses offsetting lower retail same store sales to generate flat combined gross profit on a same store basis. In addition our emphasis on certified pre-owned programs resulted in a 67% increase in CPO unit sales for the quarter versus last year. However, our incremental investment in advertising and sales compensation failed to grow market share and improve performance in our domestic dealerships during the quarter. The combination of the increased investment and weak operating performance in the domestic dealerships caused our selling, general and administrative expenses as a percentage of gross profit to increase to 79.6% for the quarter. We have implemented targeted programs for these under-performing dealerships to address overall management, inventory mix, advertising strategy and sales compensation. We are confident that this targeted approach will improve performance.”

Acquisition and Disposition Activity

During the third quarter, Sonic announced agreements to purchase 18 dealerships. During the quarter, we closed on seven of those acquisitions representing over $161 million in annual revenues. We expect one more of those acquisitions to close during the balance of this year.

Security Repurchase Plans

Sonic’s Board of Directors has authorized the expenditure of up to $145 million to repurchase outstanding shares of its Class A common stock or redeem securities convertible into its Class A common stock. During the third quarter, the Company repurchased 221,600 shares for $5.8 million and at September 30, 2003 had approximately $20 million of the authorization remaining.

Brand and Geographic Diversity

The Company’s top ten brands for the quarter based on new vehicle revenues were Honda (14.5%), Toyota (13.3%), Ford (13.2%), Chevrolet (10.8%), Cadillac (10.3%), BMW (8.3%), Lexus (4.4%), Chrysler (4.3%), Volvo (4.0%) and Nissan (3.3%).

The Company’s top markets for the quarter based on total revenues were Los Angeles (10.9%), San Francisco (10.6%), Houston (9.8%), Dallas (9.3%), Charlotte (6.4%), San Jose (6.0%), Tampa (5.2%), Oklahoma (4.6%), Denver (3.5%) and Columbus (3.2%).

MANAGEMENT WILL BE HOLDING A CONFERENCE CALL ON TUESDAY, OCTOBER 28 AT 11:00 A.M. EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-791-3416 – OR YOU CAN ACCESS THE CALL AT WWW.COMPANYBOARDROOM.COM OR WWW.VCALL.COM.

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 192 franchises and 42 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated acquisition activity and earnings per share. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Current Report on Form 8-K dated October 2, 2003. The Company does not undertake any obligation to update forward-looking information.

Contact:	E. Lee Wyatt, Chief Financial Officer of Sonic Automotive, Inc. (704) 566-2415.
J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc. (888) 766-4218.
Bill Steers, Media Relations of Sonic Automotive, Inc. (888) 766-4219.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share and unit data amounts)

	Three Months Ended		Nine Months Ended
	09/30/2002	09/30/2003	09/30/2002	09/30/2003
Revenues
New vehicles	$1,194,168	$1,275,077	$3,194,716	$3,495,399
Used vehicles	316,285	320,365	884,467	920,488
Wholesale vehicles	126,592	125,389	359,494	339,371

Total vehicles	1,637,045	1,720,831	4,438,677	4,755,258
Parts, service, and collision repair	242,012	260,478	670,947	750,423
Finance & insurance and other	56,595	56,778	151,533	160,952

Total revenues	1,935,652	2,038,087	5,261,157	5,666,633
Total gross profit	294,857	302,355	815,700	864,720
SG&A expenses	225,162	240,654	625,453	694,798
Depreciation	2,454	3,209	6,478	8,439

Operating income	67,241	58,492	183,769	161,483
Interest expense, floor plan	5,798	5,103	17,050	17,100
Interest expense, other	10,524	10,455	28,136	30,066
Other income (expense)	1,302	(13,936)	1,537	(13,857)

Income from continuing operations before taxes	52,221	28,998	140,120	100,460
Income taxes	20,290	10,466	53,778	36,490

Net income from continuing operations	31,931	18,532	86,342	63,970
Discontinued operations:
Loss on operations from discontinued dealerships	(536)	(1,641)	(2,027)	(1,016)
Income tax benefit	195	650	843	408
Loss from discontinued operations	(341)	(991)	(1,184)	(608)

Income before cumulative effect of change in accounting principle	31,590	17,541	85,158	63,362
Cumulative effect of change in accounting principle, net of tax benefit of $3,325	—	—	—	(5,619)

Net income	$31,590	$17,541	$85,158	$57,743

Diluted:
Weighted average common shares outstanding	43,334	43,022	43,479	42,288
Net Income per share from continuing operations	$0.74	$0.43	$1.99	$1.51
Loss per share from discontinued operations	($0.01)	($0.02)	($0.03)	($0.01)
Cumulative effect of change in accounting principle	$0.00	$0.00	$0.00	($0.13)

Net Income per share	$0.73	$0.41	$1.96	$1.37

Gross Margin Data:
New vehicles retail	7.6%	6.8%	7.8%	7.0%
Used vehicles retail	11.3%	11.1%	11.6%	11.2%
Total vehicles retail	8.4%	7.6%	8.6%	7.9%
Parts, service and collision repair	47.5%	48.1%	47.4%	48.2%
Finance and insurance	100.0%	100.0%	100.0%	100.0%
Overall gross margin	15.2%	14.8%	15.5%	15.3%
SG&A Expenses:
Personnel	137,382	143,139	386,491	417,042
Advertising	17,823	20,771	50,872	56,141
Facility rent	17,200	19,551	48,780	56,601
Other	52,757	57,193	139,310	165,014
Unit Data:
New units	42,838	45,070	115,625	123,481
Used units	19,981	20,734	56,924	59,452

Total units retailed	62,819	65,804	172,549	182,933
Wholesale units	17,028	17,785	48,634	47,297
Average price per unit:
New vehicles	27,876	28,291	27,630	28,307
Used vehicles	15,829	15,451	15,538	15,483
Wholesale vehicles	7,434	7,050	7,392	7,175
Other Data:
Net cash provided by operating activities	$60,579	$6,728	$116,660	$86,168
Floorplan assistance (continuing operations)	$10,289	$10,530	$27,231	$29,131

Balance Sheets:
	As Of
	12/31/2002	09/30/2003
ASSETS
Current Assets:
Cash and cash equivalents	$10,576	$34,951
Receivables, net	297,859	306,655
Inventories	929,450	872,366
Other current assets	63,742	53,250
Total current assets	1,301,627	1,267,222
Property and Equipment, Net	121,936	155,302
Goodwill, Net	875,894	906,777
Other Intangibles, Net	61,800	77,040
Other Assets	14,051	18,861

TOTAL ASSETS	$2,375,308	$2,425,202

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes payable—floor plan	$850,162	$787,095
Trade accounts payable	58,560	62,358
Accrued interest	13,306	8,440
Other accrued liabilities	113,592	156,545
Current maturities of long-term debt	2,764	2,764
Total current liabilities	1,038,384	1,017,202
LONG-TERM DEBT	637,545	662,620
OTHER LONG-TERM LIABILITIES	16,085	15,973
PAYABLE TO COMPANY'S CHAIRMAN	5,500	4,500
DEFERRED INCOME TAXES	40,616	41,077
STOCKHOLDERS' EQUITY
Class A convertible preferred stock	—	—
Class A common stock	371	379
Class B common stock	121	121
Paid-in capital	396,813	406,907
Accumulated other comprehensive loss	(6,447)	(5,727)
Retained earnings	339,457	393,101
Treasury stock, at cost	(93,137)	(110,951)

Total stockholders' equity	637,178	683,830

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,375,308	$2,425,202

Balance Sheet Data:
Current Ratio	1.25	1.25
Debt to Total Capital	50.3%	49.5%
LTM Return on Stockholders' Equity	17.9%	12.1%